EXECUTION COPY
AMENDMENT, WAIVER, CONSENT AND ASSUMPTION AGREEMENT
     This AMENDMENT, WAIVER, CONSENT AND ASSUMPTION AGREEMENT, dated as of July 21, 2007 (this “Agreement”), is by and among Merck & Co., Inc., a New Jersey corporation (“Merck”), FoxHollow Technologies, Inc., a Delaware corporation (“FoxHollow”), and ev3 Inc., a Delaware corporation (“ev3”).
     A. Merck and FoxHollow are parties to that certain Amended and Restated Collaboration and License Agreement dated as of September 26, 2006, pursuant to which Merck and FoxHollow have agreed to perform certain collaboration activities related to the removal of atherosclerotic plaque from patient arteries (the “Collaboration Agreement”), and that certain Stock Purchase Agreement dated September 26, 2006 (the “Stock Purchase Agreement”), and that certain Registration Rights Agreement dated September 26, 2006 (the “Registration Rights Agreement,” together with the Collaboration Agreement and the Stock Purchase Agreement, the “Merck Agreements”), relating to Merck’s ownership of FoxHollow common stock.
     B. ev3, Foreigner Merger Sub, Inc., a wholly owned subsidiary of ev3, and FoxHollow have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which ev3’s wholly owned subsidiary will merge with and into FoxHollow and FoxHollow will become a wholly owned subsidiary of ev3 (the “Merger”). Capitalized terms used but not defined herein have the meanings given to them in Annex A hereto.
     C. ev3 desires Merck to agree, and subject to the terms and conditions of this Agreement Merck is willing to agree, to (i) waive certain of its rights to terminate the Collaboration Agreement, (ii) consent to the Merger Agreement and the Merger, and (iii) enter into certain amendments to the Merck Agreements.
     D. Merck desires that ev3 agree to cause FoxHollow to continue to perform its obligations under the Collaboration Agreement and agree to assume certain of FoxHollow’s obligations under the Collaboration Agreement and the Stock Purchase Agreement, which ev3 is willing to agree to subject to the terms and conditions of this Agreement.
     Accordingly, and in consideration of the foregoing and for due and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:
1. Waiver. Merck hereby expressly, irrevocably and unconditionally waives any and all rights that Merck may have to terminate the Collaboration Agreement as a result of the Merger, including any rights to terminate the Collaboration Agreement as a result of the Merger pursuant to Sections 8.2.1(c)(iii) and 8.2.3 of the Collaboration Agreement, or pursuant to Section 5.6(c) of the Stock Purchase Agreement.
2. Consent. Subject to the terms and conditions of this Agreement, Merck hereby (a) acknowledges receipt of notice of the Merger and waives any notice periods that may be required under the Merck Agreements in respect of the Merger Agreement and the Merger, including the notice requirements of Section 8.2.3 in the Collaboration Agreement; (b) consents, even though such consent may not be required, to any “assignment” of the Merck Agreements, including the Collaboration Agreement and any license granted thereunder, as a result of the Change of Control caused by the Merger; and (c) acknowledges and agrees that the surviving corporation in the Merger will continue to enjoy the same rights and will remain subject to the same obligations that FoxHollow enjoyed immediately prior to the Merger, except as amended, modified or waived as set forth in this Agreement.
3. Merck Director. ev3 and FoxHollow agree that as of the Effective Date (as defined in Section 11 below) an individual designated by Merck (the “Investor Director”), who shall initially be Richard N. Kender will be appointed to ev3’s board of directors with a term ending in 2009, as one of FoxHollow’s four (4) directors to be part of the ev3 board following the Merger pursuant to Section 5.12(a) of the Merger Agreement. Merck shall have the right to designate a representative to replace Richard N. Kender, provided that the individual designated to replace Mr. Kender shall be reasonably acceptable to a majority of the independent members of ev3’s board of directors in their sole reasonable discretion. The Investor Director will be accorded no less favorable treatment than any other member of the ev3 board of directors, including without limitation, expense reimbursement and indemnification, membership on committees (it being agreed that for such purposes, the Investor Director shall be given the same consideration regarding membership as all other members of the ev3 board of directors), except that the Investor Director may be excluded from participation or deliberation by the Company’s Board of Director or committees thereof in connection with issues involving: (i) interpretations of the Collaboration Agreement or any other agreements between ev3 and Merck (as reasonably determined by ev3’s board of directors or relevant committee thereof), (ii) matters of conflict or dispute between ev3 and Merck, or (iii) any other matter between ev3 and a third party which is confidential and in the reasonable determination of ev3’s board of directors, would be compromised by the presence of the Investor Director due to such Investor Director’s affiliation with Merck. Merck agrees that such appointment of the Investor Director to the ev3 board in accordance with this Section 3 will satisfy all of the obligations of FoxHollow and/or ev3 pursuant to Section 5.1(a) of the Stock Purchase Agreement.
4. Collaboration Agreement Amendment and Guaranty. The parties hereto agree that effective on and after the Effective Date: (a) Section 8.2.1(c) of the Collaboration Agreement shall be amended by amending subsection (ii) to read as follows: “If at any time prior to November 9, 2009, Dr. John Simpson ceases to be a director of ev3 for any reason other than his death, or disability.”; (b) ev3 will guarantee to Merck that ev3 will procure the due and punctual performance and observance by FoxHollow of its obligations under or in accordance with the Collaboration Agreement, as amended pursuant to this section; and (c) ev3 hereby assumes, and is bound by, the obligations of FoxHollow pursuant to Section 2.9 of the Collaboration Agreement, even though FoxHollow is not a “Down-Stream Affiliate (as such term is defined in the Collaboration Agreement). If Merck and FoxHollow agree to amend, modify or alter FoxHollow’s obligations under the Collaboration Agreement after the Effective Date then, upon ev3’s consent to such amendment, modification or alteration, ev3 will continue to guaranty the due and punctual performance by FoxHollow of the Collaboration Agreement as so revised.
5. Stock Purchase Agreement Amendment and Assumption. The parties hereto agree that effective on and after the Effective Date: (a) the Stock Purchase Agreement will be amended by deleting Sections 5.2, 5.4, 5.9 and 5.10 in their entirety and amending the first clause of subsection (b) of Section 5.6 to read as follows: “If at any time prior to ev3’s annual meeting in 2010 Dr. John Simpson ceases to be a director of ev3 for any reason other than his death, or disability, then:”; and (b) subject to the foregoing amendment, ev3 will assume the obligations of FoxHollow pursuant to Article V of the Stock Purchase Agreement, and Merck consents to ev3’s assumption of such obligations.
6. Registration Rights Agreement. Pursuant to and in accordance with the Merger Agreement, in exchange for Merck’s FoxHollow common stock Merck will receive shares of ev3 common stock registered pursuant to a Registration Statement on Form S-4 (the “Registered Shares”). Merck agrees that upon the issuance by ev3 of such Registered Shares all of the Registrable Securities (as defined in the Registration Rights Agreement) will cease to be Registrable Securities and the Registration Rights Agreement will terminate and be of no further force or effect.
7. No Terminations. Merck represents and warrants that as of the date hereof: (a) the Merck Agreements are in full force and effect; and (b) there are no current plans to terminate the Merck Agreements.
8. Merger Agreement. Each of ev3 and FoxHollow agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the Merger Agreement and Applicable Laws (as defined in the Merger Agreement) to consummate the Merger and the other transactions contemplated by the Merger Agreement on or before November 9, 2007.
9. Dispute Resolution. The parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof will be resolved pursuant to the dispute resolutions procedures set forth in Section 9.7 of the Collaboration Agreement.
10. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of laws principals.
11. Notice. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to ev3 (or to FoxHollow
after the Effective Date):
ev3 Inc.
9600 54th Avenue North, Suite 100
Plymouth, MN 55442-2111
Attention: Kevin M. Klemz
Fax: (763) 398-7200
With a copy to:
Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402-1609

Attention: Bruce A. Machmeier, Esq.
Fax: (612) 607-7100
If to FoxHollow prior to
the Effective Date:
FoxHollow Technologies, Inc.
740 Bay Road
Rewood City, CA 94063-2469
Attention: John Simpson
Fax: (650) 839-7920
With a copy to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Facsimile: (650) 493-6811
Attention: Martin W. Korman, Esq.
                 Robert T. Ishii, Esq.
                 Philip Oettinger, Esq.
If to Merck:
Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary
Facsimile No.: (908) 735-1246
With a copy to:
Merck & Co., Inc.
One Merck Drive
Attention: Chief Licensing Officer
P.O. Box 100, WS2A-30
Whitehouse Station, NJ 08889-0100
Facsimile No.: (908) 735-1214
or to such other address(es) as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

12. Effective Date. Other than paragraph 8 hereof which shall be effective as of the date hereto, this Agreement will be effective as of the effective time of the Merger (such date on which the effective time of the Merger occurs, the “Effective Date” of this Agreement). This Agreement will be of no force and effect and will be null and void if ev3 and FoxHollow do not consummate the transactions contemplated by the Merger Agreement.
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     IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the Effective Date.

MERCK & CO, INC.		EV3 INC.

By:	/s/ Judy C. Lewent	By:	/s/ Kevin M. Klemz

Name: Judy C. Lewent Its: Executive Vice President & Chief Financial Officer		Name: Kevin M. Klemz Its: Vice President, Secretary and Chief Legal Officer

FOXHOLLOW TECHNOLOGIES, INC.

		By:	/s/ John B. Simpson, M.D.

Name: John B. Simpson, M.D. Its: Chief Executive Officer